Exhibit 99.1

JAKKS Pacific Reports First Quarter 2020 Financial Results

SANTA MONICA, Calif.--(BUSINESS WIRE)--May 13, 2020--JAKKS Pacific, Inc. [NASDAQ: JAKK] today reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Overview vs. Same Period Last Year:

  Net sales were $66.6 million, down 6% compared to $70.8 million reported in the comparable period in 2019, with strong sales of Disney Frozen 2 products offset by declines in other lines.
  Gross margin was 24.6%, compared to 20.2% in Q1 of last year, benefiting from improved product margins as a percent of sales, partially offset by higher royalty costs.
  Net loss attributable to common stockholders was $12.3 million, or $0.41 per basic and diluted share, including non-cash gains of $9.8 million attributable to the change in fair value of our convertible senior notes and preferred stock derivative liability. This compares to a net loss attributable to common stockholders of $29.2 million, or $1.24 per basic and diluted share, including $5.3 million in non-cash charges for the change in the fair value of our convertible senior notes and acquisition-related expenses in the first quarter of 2019.
  Adjusted EBITDA (a non-GAAP measure) was negative $13.9 million, compared to negative $17.1 million in the first quarter of 2019. See note below on “Use of Non-GAAP Financial Information.”
  Adjusted net loss attributable to common stockholders (a non-GAAP measure) was $0.72 per basic and diluted share, an improvement of $0.26 compared to the first quarter of 2019. See note below on “Use of Non-GAAP Financial Information.”

Management Commentary

JAKKS Chairman and CEO Stephen Berman stated, “The first quarter has been a challenge for most companies, including JAKKS, having to manage strains on the supply-chain early in the quarter and a volatile environment in March as consumer shopping patterns and retail logistics were upended by the effects of the COVID-19 pandemic. In spite of these unprecedented challenges, our net sales were down only 6% percent, and our supply chain has now almost completely returned to normal levels of activity. We have taken extensive steps to mitigate the impact of the disruption, including reducing operating expenses, conserving cash and shifting our marketing efforts to product categories less likely to be adversely affected by the disruption.

“During the quarter, we saw strong sales of products tied to Frozen 2, Sonic the Hedgehog and Nintendo, as well as our own brands such as Fly Wheels, Kitten Catfe, Maui Wave Hoop, and Disguise Halloween costumes, which were offset by declines in some of our older products especially those tied to older licenses. Although the quarter finished down in sales, we are pleased to continue to see improving gross margins as that continues to be a key priority for the Company.

“In times of economic uncertainty, toy sales have generally proven to be resilient, and we are fortunate to have so many evergreen product lines such as ball pits, play tents and ride-ons. In addition, we benefit from such brands as Disney Princess Style Collection and other role play toys, including Nintendo Super Mario and Redo skateboards, which are particularly well suited for young consumers spending more time at home.

“Looking toward the second half of the year, we expect retail disruption to continue, but to ease as the stay-at-home guidelines and orders are lifted. Our retail POS trends were positive during the first quarter and have continued to be positive in recent weeks. We will focus on products that remain in demand even with the disruption to normal buying patterns, and we expect to benefit from pent-up demand and clean retail inventories later in the year.

“Among JAKKS key strengths has always been our strong relationships with key licensors and manufacturing partners, as well as our valued retail partners, who have been working with us to give consumers access to our products amid these recent global challenges. We believe we can emerge from this crisis ready to strengthen our operations as businesses emerge from the global crisis, and are grateful to our employees, suppliers and retail partners for all of their efforts during these times.”

Cash and Cash Equivalents

The Company’s cash and cash equivalents (including restricted cash) totaled $44.0 million as of March 31, 2020, compared to $66.3 million as of December 31, 2019 and $47.4 million as of March 31, 2019. As of April 30, 2020, the Company had $42.0 million of cash on hand and $36.0 million of availability on its revolving credit facility, resulting in total liquidity of over $78.0 million. The Company is continuing to explore options to increase liquidity and believes the strength of its evergreen product lines makes it well positioned to successfully navigate the COVID-19 pandemic.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its first quarter earnings call at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under the Presentations tab at least 10 minutes prior to register, download and install any necessary audio software.

A replay of the call will be available on JAKKS’ website approximately one hour following completion of the call through May 20, 2020 ending at 8:00 p.m. Eastern Time/5:00 p.m. Pacific Time. The playback can be accessed by calling (855) 859-2056 or (404) 537-3406 for international callers, with Conference ID “1469547” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include Perfectly Cute™, Real Workin’ Buddies™, XPV®, Disguise®, Moose Mountain®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a new generation of clean beauty. Through JAKKS Cares, the Company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

©2020 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, or any future transactions will result in future growth or success of JAKKS. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2020	2019
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$39,467	$61,613
Restricted cash	4,561	4,673
Accounts receivable, net	64,761	117,942
Inventory	48,233	54,259
Prepaid expenses and other assets	18,802	21,898
Total current assets	175,824	260,385

Property and equipment	122,095	121,821
Less accumulated depreciation and amortization	106,696	106,562
Property and equipment, net	15,399	15,259

Operating lease right-of-use assets, net	29,824	32,081
Goodwill	35,083	35,083
Intangibles and other assets, net	20,783	22,414
Total assets	$276,913	$365,222

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$44,841	$100,711
Reserve for sales returns and allowances	31,743	38,365
Income taxes payable	347	2,492
Short term operating lease liabilities	9,592	9,451
Short term debt, net	1,905	1,905
Total current liabilities	88,428	152,924

Long term operating lease liabilities	23,120	25,632
Debt, non-current portion, net	169,397	174,962
Other liabilities	3,319	5,409
Income taxes payable	1,471	1,565
Deferred income taxes, net	226	226
Total liabilities	285,961	360,718

Preferred stock	790	483

Stockholders' equity (deficit):
Common stock, $.001 par value	36	36
Additional paid-in capital	200,248	200,475
Accumulated deficit	(195,187)	(183,149)
Accumulated other comprehensive loss	(16,056)	(14,422)
Total JAKKS Pacific, Inc. stockholders' equity (deficit)	(10,959)	2,940
Non-controlling interests	1,121	1,081
Total stockholders' equity (deficit)	(9,838)	4,021
Total liabilities, preferred stock and stockholders' equity (deficit)	$276,913	$365,222

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2020	2019
	(In thousands, except per share data)

Net sales	$66,557	$70,826
Less cost of sales
Cost of goods	37,704	45,108
Royalty expense	11,475	9,841
Amortization of tools and molds	1,028	1,537
Cost of sales	50,207	56,486
Gross profit	16,350	14,340
Direct selling expenses	8,502	8,228
Selling, general and administrative expenses	22,980	25,341
Depreciation and amortization	854	1,697
Restructuring charge	-	248
Acquisition related and other	-	2,867
Loss from operations	(15,986)	(24,041)
Other income (expense):
Income from joint ventures	2	-
Other income (expense), net	38	83
Change in fair value of convertible senior notes	7,675	(2,423)
Change in fair value of preferred stock derivative liability	2,082	-
Interest income	14	27
Interest expense	(5,547)	(3,018)
Loss before provision for (benefit from) income taxes	(11,722)	(29,372)
Provision for (benefit from) income taxes	276	(245)
Net loss	(11,998)	(29,127)
Net income attributable to non-controlling interests	40	31
Net loss attributable to JAKKS Pacific, Inc.	$(12,038)	$(29,158)
Net loss attributable to common stockholders	$(12,345)	$(29,158)
Loss per share - basic and diluted	$(0.41)	$(1.24)
Shares used in loss per share - basic and diluted	30,208	23,557

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information (Unaudited)

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA and Adjusted Net Income (Loss), which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring and non-cash charges, such as reorganization expenses and restricted stock compensation expense. Net income (loss) is similarly adjusted and tax-effected to arrive at Adjusted Net Income (Loss). Adjusted EBITDA and Adjusted Net Income (Loss) are not recognized financial measures under GAAP, but we believe that they are useful in measuring our operating performance. We believe that the use of the non-GAAP financial measures enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended March 31,
	2020	2019
	(In thousands)

Net loss	$(11,998)	$(29,127)
Income from joint ventures	(2)	-
Other income (expense), net	(38)	(83)
Interest income	(14)	(27)
Interest expense	5,547	3,018
Provision for (benefit from) income taxes	276	(245)
Depreciation and amortization	1,882	3,234
Acquisition related and other	-	2,867
Restricted stock compensation expense	252	618
Change in fair value of convertible senior notes	(7,675)	2,423
Change in fair value of preferred stock derivative liability	(2,082)	-
Restructuring charge	-	248

Adjusted EBITDA	$(13,852)	$(17,074)

	Three Months Ended March 31,
	2020	2019
	(In thousands, except per share data)

Net loss attributable to common stockholders	$(12,345)	$(29,158)
Restricted stock compensation expense	252	618
Acquisition related and other	-	2,867
Change in fair value of convertible senior notes	(7,675)	2,423
Change in fair value of preferred stock derivative liability	(2,082)	-
Restructuring charge	-	248
Tax impact of additional charges	-	(15)

Adjusted net loss attributable to common stockholders	$(21,850)	$(23,017)

Adjusted loss per share - basic and diluted	$(0.72)	$(0.98)
Shares used in adjusted loss per share- basic and diluted	30,208	23,557

Contacts

JAKKS Pacific
Jared Wolfson
SVP Marketing and Entertainment
(424) 268-9330
jwolfson@jakks.net

Gateway Investor Relations
Sean McGowan
Managing Director
(949) 574-3860
smcgowan@gatewayir.com